EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 27, 2010
Second Quarter 2010 Net Income Increased to $8.8 Million or $0.82 per Share
Quarterly Comparison Overview:
•	Net income increased by 51.1%

•	Gross profit dollars increased by 33.4%

•	Net sales increased by 1.3%

•	Sales volume increased by 9.7%
Elgin, IL, January 27, 2010— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(hereinafter the “Company”) today announced operating results for its fiscal 2010 second quarter. Net income for the current quarter was $8.8 million, or $0.82 per share diluted, compared to net income of $5.8 million, or $0.55 per share diluted, for the second quarter of fiscal 2009. Net income for the first two quarters of fiscal 2010 was $13.6 million, or $1.27 per share diluted, compared to net income of $5.5 million, or $0.51 per share diluted, for the first two quarters of fiscal 2009.
Net sales increased to $180.1 million for the second quarter of fiscal 2010 from $177.8 million for the second quarter of fiscal 2009. Sales volume, which is measured in pounds shipped to customers, increased by 9.7% in the quarterly comparison. The increase in sales volume occurred primarily in the consumer distribution channel. Sales volume increased for all of the Company’s major products except peanut products. For the first two quarters of fiscal 2010, net sales decreased to $306.9 million from $312.6 million for the first two quarters of fiscal 2009, while sales volume increased by 5.8%. As was the case in the quarterly comparison, the increase in sales volume in the year to date comparison occurred primarily in the consumer distribution channel. In the year to date comparison, sales volume increased for all of the Company’s major products except peanut and pecan products. Sales of new private label trail mix products and Fisher baking nut products with existing customers led to the increase in total sales volume in both comparisons. In both the quarterly and year to date comparisons, the weighted average sales price per pound shipped declined considerably despite a shift in sales volume away from lower priced peanut products to higher priced tree nut and trail mix products. The decline in the weighted average sales price per pound shipped for both comparisons resulted from price reductions, which were implemented primarily because of lower commodity costs.

The gross profit margin, as a percentage of net sales, increased from 13.8% for the second quarter of fiscal 2009 to 18.2% for the second quarter of fiscal 2010. The gross profit margin for the first two quarters of fiscal 2010, as a percentage of net sales, increased to 18.4% from 12.4% for the first two quarters of fiscal 2009. The increase in the gross profit margins in the quarterly and year to date comparisons came mainly from lower commodity costs. Improvements in manufacturing efficiencies of approximately $2.0 million and $4.0 million in the quarterly and year to date comparisons, respectively, also contributed to the increase in gross profit margins.
Total operating expenses for the current second quarter increased to 9.6% of net sales from 8.7% of net sales for the second quarter of fiscal 2009. Total operating expenses for the current year to date period increased to 10.3% of net sales from 8.9% of net sales for the same year to date period in fiscal 2009. The increase in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons is mainly attributable to increases in advertising and marketing expenses to support the Fisher brand and incentive compensation expenses, which resulted from improved operating performance.
Interest expense for the second quarter of fiscal 2010 decreased to $1.3 million from $2.1 million for the second quarter of fiscal 2009. Interest expense for the first two quarters of fiscal 2010 was $2.8 million compared to $4.2 million for the first two quarters of fiscal 2009. The decline in interest expense in both the quarterly and year to date comparisons resulted primarily from a $54.0 million decline in total borrowings. Net cash provided by operating activities was $12.1 million and $36.1 million for the second quarter and year to date period for fiscal 2010, respectively, compared to $15.6 million and $20.9 million for the same respective periods in fiscal 2009.
Inventories on hand at the end of the second quarter of fiscal 2010 decreased by $6.6 million or 5.1% when compared to the value of inventories on hand at the end of the second quarter of fiscal 2009. The quantity of raw nut input stocks on hand increased by 6.3% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2009. The weighted average cost per pound of raw nut input stocks decreased by 6.2% in the quarterly comparison mainly because of lower pecan, almond and cashew acquisition costs. Primarily because of lower acquisition costs for these commodities, the value of finished goods inventory on hand at the end of the current quarter declined by 7.0% compared to finished goods on hand at the end of the second quarter of fiscal 2009.
“Lower commodity costs for some of the key nuts that we purchase and improved manufacturing efficiencies led to one of our most profitable December quarters since we became a public company in 1991”, stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “A significant increase in sales volume in the consumer channel also contributed to the improvement in operating results in the quarterly comparison. Increasing sales volume in this channel is one of the primary objectives of our strategic plan, and, in large part, this volume increase was the result of a strategic focus on leveraging our product innovation capabilities with existing customers and investing in the Fisher brand,” Jeffrey T. Sanfilippo explained. “Operating cash flow continues to be strong, as we have generated $58.6 million in cash from operations over the last four fiscal quarters. Consequently, our revolving credit facility debt fell by $50.2 million to $4.9 million in the quarterly comparison. This is the lowest short term credit facility debt level that we have ever reported as a public company for any quarter ending in December other than the second quarter ending in December, 2004 when we temporarily paid off our short term credit facility debt with the proceeds from the follow-up public offering that occurred in March, 2004,” Mr. Sanfilippo noted. “The increase in the availability in our revolving credit facility should allow us to devote more funds to promote our products, especially our Fisher brand, and to explore other growth strategies, including acquisitions,” stated Mr. Sanfilippo. “Tree nut market prices are now rising primarily because of increasing exports of U.S. origin nuts due to a weaker dollar and increasing demand for tree nuts in China. As we mentioned in our first quarter earnings release, we continue to anticipate that these higher prices will likely put pressure on our gross profit margins in the second half of the current fiscal year,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) uncertainties and other matters regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest stockholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration and uncertainty in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 24,	December 25,	December 24,	December 25,
	2009	2008	2009	2008
Net sales	$180,070	$177,755	$306,882	$312,579
Cost of sales	147,334	153,209	250,272	273,849

Gross profit	32,736	24,546	56,610	38,730

Operating expenses:
Selling expenses	11,824	10,379	20,547	18,362
Administrative expenses	5,530	5,106	10,971	9,719
Restructuring expenses	—	—	—	(332)

Total operating expenses	17,354	15,485	31,518	27,749

Income from operations	15,382	9,061	25,092	10,981

Other (expense):
Interest expense	(1,339)	(2,099)	(2,786)	(4,242)
Rental and miscellaneous (expense), net	(225)	(411)	(641)	(605)

Total other expense, net	(1,564)	(2,510)	(3,427)	(4,847)

Income before income taxes	13,818	6,551	21,665	6,134
Income tax expense	4,998	712	8,079	679

Net income	$8,820	$5,839	$13,586	$5,455

Basic earnings per common share	$0.83	$0.55	$1.28	$0.51

Diluted earnings per common share	$0.82	$0.55	$1.27	$0.51

Weighted average shares outstanding
— Basic	10,636,804	10,618,587	10,629,323	10,616,356

— Diluted	10,728,477	10,626,903	10,696,601	10,643,460

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	December 24,	June 25,	December 25,
	2009	2009	2008
ASSETS
CURRENT ASSETS:
Cash	$4,501	$863	$6,579
Accounts receivable, net	40,613	34,760	48,350
Inventories	121,695	106,289	128,296
Deferred income taxes	4,530	4,108	2,722
Prepaid expenses and other current assets	1,384	1,784	2,448

	172,723	147,804	188,395

PROPERTIES, NET:	164,099	166,345	170,046
OTHER ASSETS:	7,963	8,550	9,038

	$344,785	$322,699	$367,479

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$4,933	$33,232	$55,141
Current maturities of long-term debt	11,435	11,690	11,948
Accounts payable	54,303	23,479	48,207
Book overdraft	7,759	5,632	6,409
Accrued expenses	20,811	21,021	18,226
Income taxes payable	2,639	49	31

	101,880	95,103	139,962

LONG-TERM LIABILITIES:
Long-term debt	47,660	49,016	50,910
Retirement plan	8,132	8,095	8,252
Deferred income taxes	6,212	3,634	3,398
Other	1,292	1,352	1,412

	63,296	62,097	63,972

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	81	81
Capital in excess of par value	101,438	101,119	100,917
Retained earnings	81,763	68,177	66,713
Accumulated other comprehensive loss	(2,496)	(2,700)	(2,988)
Treasury stock	(1,204)	(1,204)	(1,204)

	179,609	165,499	163,545

	$344,785	$322,699	$367,479